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                                                                    EXHIBIT 10.5

June 29, 2001

VIA HAND DELIVERY


Nick Grouf
PeoplePC, Inc.

Re:  Incentive Bonuses and Severance Benefits

Dear Nick:

In consideration of your continued employment, PeoplePC, Inc. ("PeoplePC" or the "Company") is pleased to offer you the following agreement regarding monthly incentive bonuses and severance benefits (the "Agreement").

     1. Entitlement To Monthly Incentive Bonuses. During your continued employment with the Company for the Term of this Agreement (defined below), you will be eligible to receive monthly incentive bonuses for those calendar months, if any, that you meet specified individual performance targets (the "Bonuses"). The amount of the Bonuses and your individual performance targets are stated on Exhibit A to this Agreement. The Bonuses will be subject to standard payroll deductions and withholdings, and will be paid on the first payday following the end of the month for which the bonus payment was earned. The Company will determine, in its sole discretion, whether the required targets have been met.

     2. Entitlement To Severance Benefits. Subject to the terms and conditions of this Agreement, and without regard to the occurrence (or non-occurrence) of a change in control or other reorganization of the Company, the Company will provide you with Severance Benefits (defined below) if the Company terminates your employment at any time during the Term without Cause (defined below). You will not be entitled to receive any Severance Benefits if the Company terminates your employment for Cause or if you resign from your employment. As used herein, the "Company" includes any successor in interest to PeoplePC.

     3. Description of Severance Benefits. For purposes of this Agreement, "Severance Benefits" are defined as severance pay equivalent to twelve (12) months of your Base Salary (defined below) in effect as of your last day of employment with PeoplePC (the "Termination Date"). The severance pay will be paid in a single lump sum within seven (7) days after the effective date of the release described below, and will be subject to standard payroll deductions and withholdings.

To receive the Severance Benefits, you must first sign a general release of claims in favor of the Company in the form attached hereto as Exhibit B.

     4. Definition of Cause for Termination. For purposes of this Agreement, "Cause" shall mean the Company's termination of your employment for any of the following reasons: (a) your indictment or conviction (including a no contest or guilty plea) of any felony or crime involving dishonesty or moral turpitude; (b) your participation in a fraud or act of dishonesty
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against the Company; (c) the material breach of your duties to the Company, including insubordination, misconduct, excessive absenteeism, or persistent unsatisfactory performance of job duties; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company; or (f) conduct that in the good faith and reasonable determination of the Company's Board of Directors demonstrates your unfitness to serve.

     5. Definition of Good Reason for Resignation. For purposes of this Agreement, "Good Reason" shall mean your resignation of employment because of a significant reduction of your job duties and responsibilities, including but not limited to a demotion, without your consent.

     6. Definition of Base Salary. For purposes of this Agreement, "Base Salary" means your base salary as of the Termination Date, excluding: the Bonuses or any other type of bonus payments, commissions, incentive payments or any other remuneration paid directly to you, or any other income received in connection with stock options, contributions made by the Company under any employee benefit plan, or similar items of compensation.

     7. Term. The term of this Agreement (the "Term") shall commence as of June 15, 2001 and terminate on April 30, 2002. Bonuses will be determined based on calendar month beginning July 1, 2001. Any Bonuses for June 2001 will be based on a half-month.

     8. At-Will Employment. Nothing in this Agreement alters the at-will nature of your employment relationship with the Company. Subject to the terms of this Agreement, either you or the Company may terminate your employment relationship at any time, with or without Cause or advance notice.

     9. Dispute Resolution Process. All disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach or interpretation shall be resolved solely and exclusively by final and binding arbitration before Judicial Arbitration & Mediation Services, Inc. ("JAMS") in San Francisco, California, using a single arbitrator, under the then-existing JAMS employment arbitration rules. However, nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     10. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Bonuses and Severance Benefits. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Because of this individual Agreement, you will not be eligible to receive severance benefits under the PeoplePC Severance Benefit Plan or any other Company-wide severance plan or practice. This Agreement may not be modified or amended except in writing signed by you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
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The Company appreciates your continuing contributions to PeoplePC. Please sign below to indicate your understanding and acceptance of this Agreement and return the signed original to me at your earliest convenience.

Very truly yours,

PeoplePC, Inc.


By: /s/: Mary Humiston
    -----------------------------------
    Mary Humiston

Title: Chief Administrative Officer
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Understood and Agreed:

/s/: Nick Grouf
---------------------------------------           ______________________________
Nick Grouf                                        Date
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                                Exhibits A & B

                   [Exhibits A & B on file with The Company]